EXHIBIT (4)(g)

FORM OF POLICY RIDER (GPS)

Home Office located at:
4 Manhattanville Road, Purchase, New York 10577 Adm. Office located at:
4333 Edgewood Road N.E. Cedar Rapids, Iowa 52499
A Stock Company (Hereafter called the Company, we, our or us)	(319) 398-8511

LIVING BENEFITS RIDER

This rider is issued as a part of the policy (contract) to which it is attached. Policy refers to the individual policy if the rider is attached to an individual annuity or the group certificate if the rider is attached to a group annuity.

Rider Data Specification

Policy Number:	07 - 12345
Rider Date:	07-01-2003
“Principal Back” Withdrawal Percentage:	7.00%
“For Life” Withdrawal Percentage:*	5.00%
Rider Fee Percentage:	0.75%
Guaranteed Future Value Date:	07-01-2013

*	Percentage will be zero until the Rider Anniversary that occurs after the Annuitant’s 59th birthday.

ARTICLE I

The Guaranteed Living Benefits rider provides You with a Guaranteed Minimum Withdrawal Benefit and a Guaranteed Minimum Accumulation Benefit prior to the Annuity Commencement Date of the policy to which the rider is attached. The Guaranteed Minimum Withdrawal Benefit consists of two withdrawal guarantees as described in Article IV. Only one of the withdrawal guarantees may be exercised at one time, however You may switch back and forth between the two options at any time as described in Article IV. This rider permits You to invest in variable investment options while still having the Policy Value and liquidity protected to the extent provided by the rider.

You do not have any protection under the Guaranteed Minimum Accumulation Benefit unless You hold the rider until the Guaranteed Future Value Date. If You think that You may terminate the policy or elect to start receiving annuity payments before the Guaranteed Future Value Date, You should consider whether electing the rider is in Your best interests.

Beginning on the Rider Date shown above, you can withdraw an amount up to the “Principal Back” Withdrawal Percentage, shown above, of the Total Withdrawal Base each year until Your “Principal Back” Minimum Remaining Withdrawal Amount reaches zero; or

Beginning on the Rider Anniversary following the Annuitant’s 59th birthday, You can withdraw an amount equal to the “For Life” Withdrawal Percentage shown above, of the Total Withdrawal Base each Rider Year until the later of the Annuitant’s death or until Your “For Life” Minimum Remaining Withdrawal Amount reaches zero.

You can terminate this rider any time after the fifth Rider Anniversary. This rider will also terminate if You surrender Your policy or on the Annuity Commencement Date. However, You should consider the availability of any rider guarantees prior to surrendering Your policy.

A Rider Fee will be deducted on each Rider Anniversary and upon rider termination as described below.

DEFINITIONS:

Terms used that are not defined in this rider shall have the same meaning as those in Your policy.

Gross Partial Withdrawal

The amount which will be deducted from Your Policy Value as a result of each Partial Withdrawal.

Investment Options

One or more Subaccounts of the Separate Account available under Your policy which we designate.

Portfolio Allocation Method Investment Options

One or more Fixed Account options, Guaranteed Period options, or Separate Account options that we will use to provide rider guarantees.

Rider Anniversary

The anniversary of the Rider Date.

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ARTICLE I (continued)

Rider Fee

The Rider Fee is the Rider Fee Percentage referenced above, multiplied by the Total Withdrawal Base at the time the fee is deducted. For purposes of calculating this fee, we will use the Total Withdrawal Base for the “Principal Back” withdrawal guarantee. This fee will be deducted from the Separate Account only on each Rider Anniversary. A portion of this fee will also be deducted when the rider is terminated based on the number of months that have elapsed since it was last deducted.

Rider Year

Each twelve-month period following the Rider Date.

Total Withdrawal Base

The amount as defined in Article IV of this rider.

Valuation Period

The period of time from one determination of the value of a Subaccount to the next. Such determinations are made when the value of the assets and liabilities of each Subaccount is calculated. This is generally the close of business on each day on which the New York Stock Exchange is open.

ARTICLE II

When this rider is attached to Your policy, we require the Portfolio Allocation Method to be used. Under the Portfolio Allocation Method we compare Your Policy Value to the rider guarantees once per Valuation Period.

Generally, transfers to the Portfolio Allocation Method Investment Options first occur when the Policy Value drops by a cumulative amount of 3% to 5% over any period of time, although we may make transfers to the Portfolio Allocation Method Investment Options when the Policy Value drops by less than 3%. If the Policy Value continues to fall, more transfers to the Portfolio Allocation Method Investment Options will occur. When a transfer occurs, the transferred Policy Value is allocated to the Portfolio Allocation Method Investment Option(s) we deem appropriate. The Portfolio Allocation Method Investment Options will generally be one or more of the Guaranteed Period Options of the Fixed Account or variable subaccounts which invest in fixed income instruments or which have conservative to moderate investment objectives. The Policy Value allocated to the Portfolio Allocation Method Investment Options will remain there until the performance of Your chosen Investment Options recovers sufficiently to enable us to transfer amounts back to Your Investment Options while maintaining the guarantees under the rider. This generally occurs when the Policy Value increases by 5% to 10% in relation to the rider guarantees, although we may require a larger increase before transferring amounts back to Your Investment Options.

The Portfolio Allocation Method is designed to help reduce portfolio risk associated with negative performance. Using the Portfolio Allocation Method, we will transfer amounts from Your Investment Options to the Portfolio Allocation Method Investment Options to the extent we deem, in our sole discretion, necessary to help manage portfolio risk and support the guarantees under the rider. You should not view the rider nor the Portfolio Allocation Method as “market timing” or other type of investment program designed to enhance Your Policy Value. Choosing this rider may result in a lower Policy Value in certain situations. If Policy Value is transferred from Your Investment Options to the Portfolio Allocation Method Investment Options, less of your Policy Value may be available to participate in any future positive investment performance of Your Investment Options. This may potentially provide a lower Policy Value than what may have resulted without the rider.

Transfers out of Your Investment Options to the Portfolio Allocation Method Investment Options will be pro rata. Likewise, transfers from the Portfolio Allocation Method Investment Options into Your Investment Options will be pro rata.

Since the Portfolio Allocation Method is designed to manage portfolio risk, the Policy Value of the Portfolio Allocation Method Investment Options should not fall as dramatically during market downturns, but it also may not allow the Policy Value in the Portfolio Allocation Method Investment Options to move back into the Separate Account as quickly as You may desire during market upturns.

You cannot allocate premiums or transfers to the Portfolio Allocation Method Investment Options.

Transfers pursuant to this Article will not be subject to any transfer fees and do not count against the number of free transfers allowed under Your policy.

The details of the Portfolio Allocation Method formula have been filed with the Superintendent of the New York Insurance Department. We may change the Portfolio Allocation Method Program, on a prospective basis only.

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ARTICLE III

GUARANTEED MINIMUM ACCUMULATION BENEFIT

We guarantee that Your Policy Value will be at least as great as the Guaranteed Future Value on the Guaranteed Future Value Date shown on page one of this rider.

On the Guaranteed Future Value Date, if Your Policy Value is less than the Guaranteed Future Value, we will add the difference to Your Policy Value pro rata (based on the current proportion of the Investment Options in relation to the then-current Policy Value) at the end of the next Valuation Period. This addition will not be considered premium. We will provide no benefit under the Guaranteed Minimum Accumulation Benefit after the Guaranteed Future Value Date.

Guaranteed Future Value

The Guaranteed Future Value on the Rider Date is equal to Your Policy Value (less any applicable premium enhancements if this rider is added in the first Policy Year). The Guaranteed Future Value after the Rider Date and before the Guaranteed Future Value Date, is equal to the Guaranteed Future Value on the Rider Date, plus a percentage of premiums added after the Rider Date as shown in the table below, (not including premium enhancements, if any) less any adjustments for withdrawals described below.

Percent of Subsequent Premiums added to Guaranteed Future Value
1	100%
2	90%
3	80%
4	70%
5	60%
6	50%
7	50%
8	50%
9	50%
10	0%

The Guaranteed Future Value after the Guaranteed Future Value Date is zero.

Guaranteed Minimum Accumulation Benefit Adjustments

Gross Partial Withdrawals will reduce the Guaranteed Future Value pro rata as shown in the formula below. The amount of the reduction is equal to the greater of:

1)	the Gross Partial Withdrawal amount; and
2)	the result of (A divided by B), multiplied by C, where:

A	is the amount of Gross Partial Withdrawal;

B	is the Policy Value immediately prior to the Gross Partial Withdrawal; and

C	is the Guaranteed Future Value immediately prior to the Gross Partial Withdrawal.

ARTICLE IV

GUARANTEED MINIMUM WITHDRAWAL BENEFIT

We guarantee that You may take a specified annual withdrawal amount regardless of the Policy Value under the Guaranteed Minimum Withdrawal Benefit. You are not required to select only one withdrawal guarantee. You may select one withdrawal guarantee and then switch to the other one at any time, and switch back if You choose. The amount You withdraw may impact the Guaranteed Annual Withdrawal Amount, Total Withdrawal Base, and Minimum Remaining Withdrawal Amount under each guarantee and such impact may be on a greater than dollar-for-dollar basis. Please see the Appendix attached to this rider which illustrates these withdrawal benefits. The two withdrawal guarantees under this rider are:

“Principal Back” Withdrawal Guarantee

You can withdraw up to the Maximum Annual Withdrawal Amount each Rider Year until the Minimum Remaining Withdrawal Amount is zero.

Example (Based on a 7% “Principal Back” withdrawal percentage)

Assume You make a single premium payment of $100,000 and that You do not make any withdrawals or additional premium payments. Assume that after five Rider Years, Your Policy Value has declined to $50,000 solely because of negative investment performance. You could still withdraw up to $7,000 each Rider Year for the next fourteen years and $2,000 in the next year so you would get back your full $100,000 (assuming that You do not withdraw more that $7,000 in any one Rider Year).

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ARTICLE IV CONTINUED

“For Life” Withdrawal Guarantee

Starting with the Rider Anniversary following the Annuitant’s 59th birthday, You can withdraw up to the Maximum Annual Withdrawal Amount each Rider Year until the later of:

(i)	the Annuitant’s death, or

(ii)	the Minimum Remaining Withdrawal Amount is zero.

Example (Based on a 5% “For Life” withdrawal percentage)

Assume You are the owner and annuitant and make a single premium payment of $100,000 when You are 55 years old. Assume You do not make any withdrawals or additional premium payments. Assume that after five Rider Years, your Policy Value has declined to $50,000 solely because of negative investment performance. You could still withdraw up to $5,000 each Rider Year for the rest of your life (assuming that You do not withdraw more that $5,000 in any one Rider Year).

We will calculate a Maximum Annual Withdrawal Amount, Minimum Remaining Withdrawal Amount, and Total Withdrawal Base as described below, for each of the two withdrawal guarantees we provide and the amounts may differ.

Withdrawals will reduce the Policy Value. Once the Policy Value equals zero, You cannot make subsequent premium payments and all other policy features, benefits and guarantees are terminated except those provided by this rider. Withdrawals guaranteed by this rider can be continued by selecting an amount and frequency of payment in a manner acceptable to Us. The amount selected by You can be taken as monthly, quarterly, semi-annual or annual withdrawals. Once the payment amount and frequency are established, they cannot be changed.

The Guaranteed Minimum Withdrawal Benefit can only be taken as a withdrawal benefit and it does not increase the Policy Value.

Maximum Annual Withdrawal Amount

The Maximum Annual Withdrawal Amount that can be withdrawn each Rider Year without reducing the guaranteed amounts under this rider is equal to the sum of the Total Withdrawal Base on the most recent Rider Anniversary plus any premiums added after that Rider Anniversary (not including premium enhancements, if any), multiplied by the withdrawal percentage shown on page one of this rider.

Minimum Remaining Withdrawal Amount

The Minimum Remaining Withdrawal Amount is the total minimum dollar amount of guaranteed withdrawals You have remaining. The Minimum Remaining Withdrawal Amount on the Rider Date is equal to the Policy Value (less any applicable premium enhancements, if the rider is added in the first Policy Year). After the Rider Date, the Minimum Remaining Withdrawal Amount is equal to the Minimum Remaining Withdrawal Amount on the Rider Date, plus any premiums added after the Rider Date (not including premium enhancements, if any), less any adjustments for withdrawals described below.

Minimum Remaining Withdrawal Amount Adjustments

Gross Partial Withdrawals up to the Maximum Annual Withdrawal Amount will reduce the Minimum Remaining Withdrawal Amount by the same amount (dollar for dollar). Gross Partial Withdrawals in excess of the Maximum Annual Withdrawal Amount will reduce the Minimum Remaining Withdrawal Amount pro rata as shown in the formula below. The amount of the reduction is equal to the greater of:

1)	the excess Gross Partial Withdrawal amount; and

2)	the result of (A divided by B), multiplied by C, where:

A	is the excess Gross Partial Withdrawal (the amount in excess of the Maximum Annual Withdrawal Amount remaining, which is the Maximum Annual Withdrawal Amount at the beginning of the Rider Year reduced by any Gross Partial Withdrawals taken during that Rider Year, prior to the withdrawal);

B	is the Policy Value after the Maximum Annual Withdrawal Amount has been withdrawn, but prior to the withdrawal of the excess amount; and

C	is the Minimum Remaining Withdrawal Amount after the Maximum Annual Withdrawal Amount has been withdrawn, but prior to the withdrawal of the excess amount.

Total Withdrawal Base

The Total Withdrawal Base on the Rider Date is equal to the Policy Value (less any applicable premium enhancements, if the rider is added within the first Policy Year). After the Rider Date, the Total Withdrawal Base is equal to the Total Withdrawal Base on the Rider Date, plus the full amount of any premiums added after the Rider Date (not including premium enhancements, if any), less any adjustments for withdrawals described below.

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ARTICLE IV (continued)

Total Withdrawal Base Adjustments

Gross Partial Withdrawals up to the Maximum Annual Withdrawal Amount will not reduce the Total Withdrawal Base. Gross Partial Withdrawals in excess of the Maximum Annual Withdrawal Amount will reduce the Total Withdrawal Base pro rata as shown in the formula below. The amount of the reduction is equal to the greater of:

1)	the excess Gross Partial Withdrawal amount; and

2)	the result of (A divided by B), multiplied by C, where:

A	is the excess Gross Partial Withdrawal (the amount in excess of the Maximum Annual Withdrawal Amount remaining, which is the Maximum Annual Withdrawal Amount at the beginning of the Rider Year reduced by any Gross Partial Withdrawals taken during that Rider Year, prior to the withdrawal);

B	is the Policy Value after the Maximum Annual Withdrawal Amount has been withdrawn, but prior to the withdrawal of the excess amount; and

C	is the Total Withdrawal Base prior to the withdrawal of the excess amount.

Please see the Appendix attached to this rider which illustrates the withdrawal benefits.

Signed for us at our home office.

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APPENDIX

EXAMPLE OF EFFECT OF WITHDRAWALS ON RIDER BENEFITS

The following examples illustrate the effect of withdrawals on Rider benefits. A withdrawal equal to the guaranteed annual withdrawal amount for the Principal Back Withdrawal Guarantee is assumed at the end of year 1. A withdrawal equal to the guaranteed annual withdrawal amount for the For Life Withdrawal Guarantee is assumed at the end of year 2. A withdrawal equal to the guaranteed annual withdrawal amount for the Principal Back Withdrawal Guarantee is assumed at the end of year 3.

The initial Total Withdrawal Base and Minimum Remaining Withdrawal Amount are both $100,000. For this example, hypothetical policy values prior to each annual withdrawal are assumed to be $90,000 at the end of year 1, $95,000 at the end of year 2 and $85,000 at the end of year 3.

The effects on the 5% For Life Withdrawal Guarantee, the 7% Principal Back Withdrawal Guarantee and on the Guaranteed Minimum Accumulation Benefit, the guaranteed benefits provided by this Rider, are shown in succession in this example. In particular, the first example shows the effect of 7% Principal Back Withdrawal on the guaranteed amounts provided by the 5% For Life Withdrawal.

ADJUSTED PARTIAL WITHDRAWAL CALCULATIONS FOR GUARANTEED MINIMUM WITHDRAWAL BENEFITS:

Total Withdrawal Base. Gross partial withdrawals up to the guaranteed annual withdrawal amount will not reduce the total withdrawal base. Gross partial withdrawals in excess of the guaranteed annual withdrawal amount will reduce the total withdrawal base pro rata. The amount of the reduction due to the excess withdrawal is equal to the greater of:

1).	The excess gross partial withdrawal amount; and

2).	The result of (A / B) * C, where:

A	is the excess gross partial withdrawal (the amount in excess of the guaranteed annual withdrawal amount remaining prior to the withdrawal);

B	is the policy value after the guaranteed annual withdrawal amount has been withdrawn, but prior to the withdrawal of the excess amount; and

C	is the total withdrawal base prior to the withdrawal of the excess amount.

Minimum Remaining Withdrawal Amount. Gross partial withdrawals up to the guaranteed annual withdrawal amount will reduce the minimum remaining withdrawal amount by the same amount (dollar-for-dollar). Gross partial withdrawals in excess of the guaranteed annual withdrawal amount will reduce the minimum remaining withdrawal amount pro rata. The amount of the reduction due to the excess withdrawal is equal to the greater of:

1).	The excess gross partial withdrawal amount; and

2).	The result of (A / B) * C, where:

A	is the excess gross partial withdrawal (the amount in excess of the guaranteed annual withdrawal amount remaining prior to the withdrawal);

B	is the policy value after the guaranteed annual withdrawal amount has been withdrawn, but prior to the withdrawal of the excess amount; and

C	is the minimum remaining withdrawal amount after the guaranteed annual withdrawal amount has been withdrawn, but prior to the withdrawal of the excess amount.

When a withdrawal is taken, three parts of the guaranteed minimum withdrawal benefit can be effected:

1.	Minimum remaining withdrawal amount (“MRWA”)

2.	Total withdrawal base (“TWB”)

3.	Guaranteed annual withdrawal amount (“GAWA”)

Effects on 5% “For Life” MRWA, TWB, and GAWA:

Year 1:

TWB = $100,000

MRWA = $100,000

5% Withdrawal (WD) would be $5,000 (5% of TWB $100,000)

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Assumed WD = $7,000

Excess withdrawal (“EWD”) = $2,000 ($7,000 – $5,000)

Assumed Policy Value (PV) = $90,000

“For Life” minimum remaining withdrawal amount after WD:

Step One. Is any portion of the total withdrawal greater than the guaranteed annual withdrawal amount?

Yes. $7,000 – $5,000 = $2,000 (the excess withdrawal amount)

Step Two. How much of the minimum remaining withdrawal amount is effected by the excess withdrawal?

1.	Formula for pro rata amount is (EWD / (PV – 5% WD)) * (MRWA – 5% WD)

2.	($2,000 / ($90,000 – $5,000)) * ($100,000 – $5,000) = $2,235.29

Step Three. Which is larger, the actual $2,000 excess withdrawal or the $2,235.29 pro rata amount?

$2,235.29 pro rata amount

Step Four. What is the minimum remaining withdrawal amount after the withdrawal has been taken?

1.	Total to deduct from the minimum remaining withdrawal amount is $5,000 (GAWA) + $2,235.29 (pro rata excess) = $7,235.29

2.	$100,000 – $7,235.29 = $92,764.71

“For Life” total withdrawal base after WD:

Step One. The total withdrawal base is only reduced by amount of the excess or the pro rata amount if greater.

Step Two. Calculate how much the total withdrawal base is effected by the excess withdrawal.

1.	The formula is (EWD / (PV – 5% WD)) * TWB before any adjustments

2.	($2,000 / ($90,000 – $5,000)) * $100,000 = $2,352.94

Step Three. Which is larger, the actual $2,000 excess withdrawal or the $2,352.94 pro rata amount?

$2,352.94 pro rata amount

Step Four. What is the new total withdrawal base upon which the guaranteed annual withdrawal amount is based?

$100,000 – $2,352.94 = $97,647.06

Result. The new “For Life” total withdrawal base is $97,647.06.

“For Life” guaranteed annual withdrawal amount after WD:

Because the “For Life” total withdrawal base was adjusted (due to excess withdrawal), we have to calculate a new guaranteed annual withdrawal amount for the 5% “For Life” guarantee that will be available starting in the second rider year.

Step One. What is the “For Life” guaranteed annual withdrawal amount for year 2?

$97,647.06 (the adjusted total withdrawal base) * 5% = $4,882.35

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Result Beginning in rider year 2, the maximum you can take out in a rider year is $4,882.35 annually without causing an excess withdrawal for the “For Life” guarantee and further reduction of the “For Life” total withdrawal base.

Year 2:

TWB = $97,647.06

MRWA = $92,764.71

5% WD would be $4,882.35 (5% of TWB $97,647.06)

Assumed WD = $4,882.35

Excess withdrawal (“EWD”) = none

Assumed PV = $95,000

Step One. Is any portion of the total withdrawal greater than the guaranteed annual withdrawal amount?

No.

Step Two. What is the minimum remaining withdrawal amount after the withdrawal has been taken?

1.	Total to deduct from the minimum remaining withdrawal amount is $4,882.35 (there is no excess to deduct).

2.	$92,764.71 – $4,882.35 = $87,882.36

Year 3:

TWB = $97,647.06

MRWA = $87,882.36

5% WD would be $4,882.35 (5% of TWB $97,647.06)

Assumed WD = $7,000

Excess withdrawal (“EWD”) = $2,117.65 ($7,000 – $4,882.35)

Assumed PV = $85,000

“For Life” minimum remaining withdrawal amount after WD:

Step One. Is any portion of the total withdrawal greater than the guaranteed annual withdrawal amount?

Yes. $7,000 – $4,882.35 = $2,117.65 (the excess withdrawal amount)

Step Two. How much of the minimum remaining withdrawal amount is effected by the excess withdrawal?

1.	Formula for pro rata amount is: (EWD / (PV - 5% WO)) * (MRWA - 5% WD)

2.	$2,117.65 / ($85,000 – $4,882.35)) * ($87,882.36 – $4,882.35) = $2,193.84

Step Three. Which is larger, the actual $2,117.65 excess withdrawal or the $2,193.84 pro rata amount?

$2,193.84 pro rata amount

Step Four. What is the minimum remaining withdrawal amount after the withdrawal has been taken?

1.	Total to deduct from the minimum remaining withdrawal amount is $4,882.35 (GAWA) + $2,193.84 (pro rata excess) = $7,076.19

2.	$87,882.36 – $7,076.19 = $80,806.17

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“For Life” total withdrawal base after WD:

Step One. The total withdrawal base is only reduced by amount of the excess or the pro rata amount if greater.

Step Two. Calculate how much the total withdrawal base is effected by the excess withdrawal.

1.	The formula is (EWD / (PV – 5% WD)) * TWB before any adjustments

2.	($2,117.65 / ($85,000 – $4,882.35)) * $97,647.06 = $2,580.98

Step Three. Which is larger, the actual $2,117.65 excess withdrawal or the $2,580.98 pro rata amount?

$2,580.98 pro rata amount

Step Four. What is the new total withdrawal base upon which the guaranteed annual withdrawal amount is based?

$97,647.06 – $2,580.98 = $96,066.08

Result. The new “For Life” total withdrawal base is $96,066.08.

“For Life” guaranteed annual withdrawal amount after WD:

Because the “For Life” total withdrawal base was adjusted (due to excess withdrawal) we have to calculate a new guaranteed annual withdrawal amount for the 5% “For Life” guarantee that will be available starting in the fourth rider year.

Step One. What is the “For Life” guaranteed annual withdrawal amount for rider year 4?

$96,066.08 (the adjusted total withdrawal base) * 5% = $4,803.30

Result. Beginning in rider year 4, the maximum you can take out in a rider year is $4,803.30 annually without causing an excess withdrawal for the “For Life” guarantee and further reduction of the “For Life” total withdrawal base.

Effects on 7% “Principal Back” TWB, MRWA, and GAWA:

Year 1:

TWB = $l00,000

MRWA = $100,000

7% WD would be $7,000 (7% of TWB $100,000)

Assumed WD = $7,000

Excess withdrawal (“EWD”) = none

Assumed PV = $90,000

Step One. Is any portion of the total withdrawal greater than the guaranteed annual withdrawal amount?

No. There is no excess withdrawal under the “Principal Back” guarantee if no more than $7,000 is withdrawn.

Step Two. What is the minimum remaining withdrawal amount after the withdrawal has been taken?

1.	Total to deduct from the minimum remaining withdrawal amount is $7,000 (there is no excess to deduct).

2.	$100,000 – $7,000 = $93,000

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Year 2:

TWB = $100,000

MRWA = $93,000

7% WD would be $7,000 (7% of TWB $100,000)

Assumed WD = $4,882.35

Excess withdrawal (“EWD”) = none

Assumed PV = $95,000

Step One. Is any portion of the total withdrawal greater than the guaranteed annual withdrawal amount?

No. There is no excess withdrawal under the “Principal Back” guarantee if no more than $7,000 is withdrawn.

Step Two. What is the minimum remaining withdrawal amount after the withdrawal has been taken?

1.	Total to deduct from the minimum remaining withdrawal amount is $5,000 (there is no excess to deduct)

2.	$93,000 – $4,882.35 = $88,117.65

Year 3:

TWB = $100,000

MRWA = $88,117.65

7% WD would be $7,000 (7% of TWB $100,000)

Assumed WD = 7% = $7,000

Excess withdrawal (“EWD”) = none

Assumed PV = $85,000

Step One. Is any portion of the total withdrawal greater than the guaranteed annual withdrawal amount?

No. There is no excess withdrawal under the “Principal Back” guarantee if no more than $7,000 is withdrawn.

Step Two. What is the minimum remaining withdrawal amount after the withdrawal has been taken?

1.	Total to deduct from the minimum remaining withdrawal amount is $7,000 (there is no excess to deduct)

2.	$88,117.65 – $7,000 = $81,117.65

Guaranteed Minimum Accumulation Benefit Adjusted Partial Surrenders

Gross partial withdrawals will reduce the guaranteed future value pro rata. The amount of the reduction is equal to the greater of:

1.)	The gross partial withdrawal amount; and

2.)	The result of (A / B) * C, where:

A	is the amount of the gross partial withdrawal;

B	is the policy value immediately prior to the gross partial withdrawal; and

C	is the guaranteed future value immediately prior to the gross partial withdrawal.

The following demonstrates, on a purely hypothetical basis, the effects of the partial withdrawals under the Guaranteed minimum accumulation benefit.

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Effects on Guaranteed Future Value of Guaranteed Minimum Accumulation Benefit:

Year 1:

Assumed Policy value prior to withdrawal (“PV”) = $90,000

Guaranteed future value prior to withdrawal (“GFV”) = $100,000

Assumed Withdrawal amount (“WD”) = $7,000

Step One. What is the pro rata value of the amount withdrawn?

1.	Formula is (WD / PV) * GFV = pro rata amount

2.	($7,000 / $90,000) * $100,000 = $7,777.78

Step Two. Which is larger, the $7,000 withdrawal or the $7,777.78 pro rata amount?

$7, 777.78 pro rata amount

Step Three. After the withdrawal is take, what will be the new guaranteed future value?

$100,000 – $7,777.78 = $92,222.22

Result. If no more withdrawals were taken, the guaranteed future value on the 10th rider anniversary would be $92,222.22.

Year 2:

Assumed Policy value prior to withdrawal (“PV”) = $95,000

Guaranteed future value prior to withdrawal (“GFV”) = $92,222.22

Assumed Withdrawal amount (“WD”) = $4,882.35

Step One. What is the pro rata value of the amount withdrawn?

1.	Formula is (WD / PV) * GFV = pro rata amount

2.	($4,882.35 / $95,000) * $92,222.22 = $4,739.59

Step Two. Which is larger, the $4,882.35 withdrawal or the $4,739.59 pro rata amount?

$4,882.35 withdrawal

Step Three. After the withdrawal is taken, what will be the new guaranteed future value?

$92,222.22 – $4,882.35 = $87,339.87

Result. If no more withdrawals were taken, the guaranteed future value on the 10th rider anniversary would be $87,339.87.

Year 3:

Assumed Policy value prior to withdrawal (“PV”) = $85,000

Guaranteed future value prior to withdrawal (“GFV”) = $87,339.87

Assumed Withdrawal amount (“WD”) = $7,000

Step One. What is the pro rata value of the amount withdrawn?

1.	Formula is (WD / PV) * GFV = pro rata amount

2.	($7,000 / $85,000) * $87,339.87 = $7,192.70

Step Two. Which is larger, the $7,000 withdrawal or the $7,192.70 pro rata amount?

$7,192.70 pro rata amount

Step Three. After the withdrawal is taken, what will be the new guaranteed future value?

$87,339.87 – $7,192.70 = $80,147.17

Result. If no more withdrawals were taken, the guaranteed future value on the 10th rider anniversary would be $80,147.17.

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